EXHIBIT III

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 2-77235, 2-77236, 33-5224, 33-2225, 33-29022, 33-33458 and 33-34406) and Form S-3 (No.
33-50537) of International Business Machines Corporation of our report dated February 16, 1994 appearing on page 19 of the 1993 Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 7 of this Form 10-K.

PRICE WATERHOUSE

1177 Avenue of the Americas
New York, N.Y. 10036
March 28, 1994